Exhibit 10.2

Schedule of Directors and Executive Officers
Who Have Entered into a New Indemnification Agreement with Max & Erma’s Restaurants, Inc.

Directors

1. Todd B. Barnum*
2. William C. Niegsch, Jr.*
3. Mark F. Emerson
4. Michael G. Guilioli
5. Donal H. Malenick
6. Jay B. Barney
7. Thomas R. Green
8. William E. Arthur**

*	Also an executive officer of the Company

**	Resigned as a director on June 12, 2006

Executive Officers (Non-Directors)

1. Robert A. Lindeman
2. James E. Howenstein